Exhibit 5.1
[Letterhead of NCI Building Systems, Inc.]
September 10, 2009
NCI Building Systems, Inc.
10943 N. Sam Houston Parkway W.
Houston, TX 77064

Re:	Registration Statement on Form S-4 of NCI Building Systems, Inc.
Ladies and Gentlemen:
     I am the Executive Vice President, General Counsel and Secretary of NCI Building Systems, Inc. (the “Company”). This opinion is being delivered in connection with the Company’s registration statement (as finally amended, the “Registration Statement”) on Form S-4 filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 70,200,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company that may be issued by the Company in connection with its offer to acquire any and all outstanding $180,000,000 in aggregate principal amount of the Company’s 2.125% Convertible Senior Subordinated Notes due 2024 in exchange for cash and shares of Common Stock, on the terms and subject to the conditions described in the Registration Statement and the related prospectus and letter of transmittal, each as it may be amended.
     In rendering this opinion, I, or other in-house attorneys of the Company over whom I exercise general supervisory authority, have (i) examined such corporate records and other documents (including the Company’s restated certificate of incorporation and by-laws as currently in effect and the Registration Statement and the exhibits thereto), and have reviewed such matters of law, as I have deemed necessary or appropriate; and (ii) assumed the genuineness of all signatures or instruments that we have reviewed, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified, facsimile, conformed, electronic or photostatic copies and the authenticity of the originals of such copies.
     I am a member of the Bar of the State of Texas and express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of Texas and the Delaware General Corporation Law, in each case as in effect on the date hereof.

     Based on and subject to the foregoing, I am of the opinion as of the date hereof that, when (i) the Registration Statement, as finally amended, has become effective under the Securities Act; and (ii) the shares of Common Stock have been issued in accordance with the terms and subject to the conditions set forth in the Registration Statement and the prospectus forming a part of the Registration Statement and the related letter of transmittal, such shares of Common Stock will be validly issued, fully paid and nonassessable.
     The opinion contained herein is limited to the matters expressly stated herein, and is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. I hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to being named in the prospectus forming a part of the Registration Statement under the caption “Validity of Securities.” In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Todd R. Moore